CONTACT: Mark Dombrowski, Corporate Communications
1-800-458-0811, ext. 2285 or 814/870-2285

For Immediate Release

                     Erie Indemnity Company Director resigns
                     Also extends to Erie Family Life Board

Erie, Pa. - May 27, 2004 - Samuel P. Katz, president, Wynnefield Capital Advisors, Inc., today announced his resignation from the Erie Indemnity Company Board of Directors, effective immediately. In a letter to the Board of Directors, Mr. Katz cited personal reasons for his resignation.

The Directors of Erie Indemnity Company's Board also compose the Board of Directors for Erie Family Life Insurance Company, an affiliated company of Erie Indemnity and a member company of Erie Insurance Group. Mr. Katz's resignation also applies to his board position with Erie Family Life Insurance Company.

On behalf of the Board and Company management, Chairman F. William Hirt, expressed appreciation for Mr. Katz's dedicated service to the Company during his four-year tenure on the Board.

The Board's independent Nominating & Governance Committee has initiated the process to determine whether to fill the vacated position prior to the 2005 Annual Shareholders' Meeting or reduce the number of directors from 15 to 14. Based on their deliberations, the committee will develop a recommendation for the full Board's consideration.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and
Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company. According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 16th largest automobile insurer in the United States based on direct premiums written and the 20th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has more than 3.7 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 368 on the FORTUNE 500 and is included in Forbes Magazine's PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com
----------------------------

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company's other business activities during 2004 and beyond. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "project," "predict," "potential" and similar expressions. These forward-looking statements reflect the Company's current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.

                                       4